EXHIBIT (10)(xi)

LEASE ADDENDUM

PARKWAY CENTER

This is an Addendum to the Lease as of November 12th, 2010, between REEF PARKWAY, LLC a Washington limited liability company, as Landlord, and ACTIVECARE, INC. as Tenant for premises located at 4897 Lake Park Blvd, Salt Lake City, Utah.

The following terms are hereby incorporated as part of the Lease, and to the extent these terms modify or conflict with any provisions of the Lease, these terms shall control.  All other terms of the Lease not modified shall remain the same:

Tenant shall be permitted early access to the space for set-up purposes upon Landlords receipt of a signed lease, insurance certificate that meets the requirements of the lease, pre-paid rent and security deposit checks equal to the amounts specified in the lease.  Once these items are received by Landlord’s agent, Tenant will be granted a key to the space.  Landlord retains the right of access to the premises during the early access period.  Tenant understands that all furniture in the space is not owned by the Landlord but the Landlord is making its best efforts (has extended a cash offer) to purchase from the Tenant who formerly occupied the space.  In the event that Landlord is not able to purchase the furniture it shall be removed from the space before the premises are officially delivered to Tenant in the condition required by the lease.

Agreed and Accepted:

TENANT: ACTIVECARE, INC.

BY          Michael Acton

ITS         CFO

Date:  November 15th, 2010

Landlord: REEF PARKWAY, LLC

By: Washington Capital Management, Inc.

Its: Manager

BY            Jenny Gage

ITS           Asset Manager

DATE       November 16th, 2010